EXHIBIT 99.1

                                  PRESS RELEASE




Contact: B. K. Goodwin, III
         (205) 428-8472

FOR IMMEDIATE RELEASE - September 9, 2003

Banks Announce Purchase Agreement

Bessemer, Alabama - First Financial Bank, Bessemer, Alabama, and First Federal of the South, Sylacauga, Alabama, have announced that they have completed a transaction for First Financial's assumption of deposits, totaling approximately $8.3 million, and purchase of certain loans, totaling approximately $6.2 million, associated with First Federal's Centreville, Alabama operations. The branch office was located at 125 Birmingham Road and was closed immediately after completion of the transaction. The closing date was September 6, 2003.

Joe K. McArthur, President of First Federal, said: "We are pleased to be able to transfer these relationships to a bank as committed to its customers as First
Financial. We believe that First Financial will continue to serve our Centreville depositors and borrowers very well."

B. K. Goodwin, III, President of First Financial, said: "We are pleased to announce the completion of the purchase of the Centreville accounts. This transaction gives us the opportunity to increase the utilization of our current Centreville location at 119 Birmingham Road to service these relationships. We look forward to meeting and serving the financial needs of our new customers and acquainting them with our banking services."

"The First Federal transaction represents an opportunity to expand our customer base in Centreville. Strong support from the Centreville community encouraged us to take this step," added Goodwin.

FirstFed Bancorp, Inc. (NASDAQ: "FFDB") is the holding company for First Financial Bank. First Financial Bank operates from its main office in Bessemer and branch offices in Centreville, Hoover, Hueytown, Pelham, Vance, West Blocton and Woodstock